Exhibit 2.2

                      AMENDED AND RESTATED
               LIMITED LIABILITY COMPANY AGREEMENT
                               OF
                   BALLANTRAE PARTNERS, L.L.C.


     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT is made and effective for all purposes and in all respects as of the 26th day of June, 1996, by and among the undersigned parties.

     WHEREAS, certain parties heretofore formed a limited liability company, known as Ballantrae Partners, L.L.C. under and pursuant to the Act (as hereafter defined) and other relevant laws of the State of Delaware;

     WHEREAS, certain parties executed that certain Limited
Liability Company Agreement of Ballantrae Partners, L.L.C. dated as of May 10, 1996 (the "Original Agreement");

     WHEREAS, Murry N. Gunty has assigned to Gunty & Co., a
Delaware corporation, and Gunty & Co. has accepted, all of Murry
N. Gunty's interest in Ballantrae Partners, L.L.C.; and

     WHEREAS, the parties hereto desire to amend and restate, in its entirety, the Original Agreement to reflect herein their agreements and understandings.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

     1.   Definitions.

          (a)  "Act" shall mean and refer to the Delaware Limited
Liability Company Act, Delaware Code Annotated, Title 6, Sections
18-101 et seq. (1992), as the same may be amended from time to time.

          (b) "Agreement" shall mean and refer to this Amended and Restated Limited Liability Company Agreement including all
Exhibits hereto, as originally executed and as amended from time to time in writing.

          (c) "Bankruptcy" and "Bankrupt" (and any derivations thereof) shall mean and refer to an adjudication of bankruptcy under Title 11 of the United States Code, as amended, an assignment for the benefit of creditors and/or an adjudication of insolvency under any state or local insolvency statute or procedure or the occurrence of any other event of bankruptcy under the Act, including specifically the provisions of Section 18-304 thereof).

          (d) "Bona Fide Offer" shall mean and refer to a good faith offer in writing to a Member by a person or entity who or which is not affiliated with such Member, to purchase all (but not less than all) of the Interest of such Member, which offer shall, among other things, set forth all other relevant terms and conditions of the proposed purchase.

          (e) "Capital Account" shall, with respect to each Member, mean and refer to the separate "book" account for such Member to be established and maintained in all events in the manner provided under, and in accordance with, Treasury Regula-tion Section 1.704-1(b)(2)(iv), as amended, and in accordance with the other provisions of Treasury Regulation Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined and maintained in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv). In furtherance of and consistent with the foregoing, a Member's Capital Account shall include generally, without limitation, the Capital Contributions of such Member (as of any particular date),
(i) increased by such Member's distributive share of profits, income and gain of the Company (including, if such date is not the close of the Company Accounting Year, the distributive share of profits, income and gain of the Company for the period from the close of the last Company Accounting Year to such date), and
(ii) decreased by such Member's distributive share of losses and deductions of the Company and distributions by the Company to such Member (including, if such date is not the close of the Company Accounting Year, the distributive share of losses and deductions of the Company and distributions by the Company during the period from the close of the last Company Accounting Year to such date). For purposes of the foregoing, distributions of property shall result in a decrease in a Member's Capital Account equal to the agreed fair market value of such property dis-tributed (less the amount of indebtedness, if any, of the Company which is assumed by such Member and/or the amount of indebtedness, if any, to which such property is subject, as of the date of distribution) by the Company to such Member.

          (f) "Capital Contribution" or "Capital Contributions" shall mean and refer to the amount of cash, and/or the agreed fair market value of property (less the amount of indebtedness, if any, of such Member which is assumed by the Company and/or the amount of indebtedness, if any, to which such property is sub-ject, as of the date of contribution, without regard to the provisions of I.R.C. Section 7701(g)), actually contributed by a Member to the capital of the Company, as well as any additional contributions actually made pursuant to this Agreement, including, but not limited to, any amounts paid by a Member (except to the extent indemnification is made by another Member) in respect of any claims, liabilities or obligations against the Company and/or pursuant to any guaranty of Company indebtedness or otherwise by such Member.

          (g)  "Certificate" shall mean and refer to that certain
Certificate of Formation of the Company filed with the Office of the Secretary of State of Delaware, as the same may be amended from time to time.

          (h)  "Company" shall mean and refer to Ballantrae
Partners, L.L.C.

          (i) "Company Accounting Year" shall mean and refer to the accounting year of the Company, ending December 31 of each year.

          (j) "Company Assets", at any particular time, shall mean and refer to the Company Property and any other assets or property (tangible or intangible, choate or inchoate, fixed or contingent) of the Company.

          (k) "Company Property" shall mean and refer to the Company's entire legal and beneficial right, title and interest in and to the assets set forth in Exhibit B hereto.

          (l)  "Exhibit A" shall mean and refer to the original
Exhibit A to this Agreement, relating to the names, addresses and Percentage Interests of the Members, as the same may be amended from time to time.

          (m)  "Exhibit B" shall mean and refer to the original
Exhibit B to this Agreement, relating to the description of the Company Property, as the same may be amended from time to time.

          (n)  "Exhibit C" shall mean and refer to the original
Exhibit C to this Agreement, relating to additional Capital
Contributions, as the same may be amended from time to time.

          (o) "Interest" in the Company shall mean and refer to the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and the Act.

          (p) "I.R.C." shall mean and refer to the Internal Revenue Code of 1986, as amended, or any similar Federal internal revenue law enacted in substitution of the Internal Revenue Code of 1986, and the corresponding revenue law (and sections thereof) of any state or jurisdiction.

          (q) "Management Committee" shall mean and refer to a committee of three (3) persons which shall manage the business and operations of the Company in accordance with the provisions of paragraph 11 hereof, subject to the limitations set forth therein. The members of the Management Committee shall be Murry
N. Gunty, Deborah L. Harmon and Jonathan S. Kern. Except as set forth in paragraph 11(a), any and all actions of the Management Committee shall require the approval or consent of all of the members of the Management Committee. No member of the Management Committee is required to be a resident of the State of Delaware.

          (r) "Member" or "Members" shall mean and refer to those persons and/or entities designated as such on Exhibit A attached hereto, either individually or collectively.

          (s) "Net Cash Flow" shall mean and refer to the total cash receipts of the Company, plus any other funds (including amounts previously set aside as reserves by the Management Committee, where and to the extent the Management Committee no longer regards such reserves as reasonably necessary in the efficient conduct of the Company business) deemed available for distribution and designated as Net Cash Flow by the Management Committee, in its reasonable discretion, less the total cash disbursements of the Company (such as, but not limited to, operating expenses of the Company and repayments of any loans made to the Company by any person or entity whatsoever (including Members)), and less such reserves or other uses of cash as the Management Committee, in its reasonable discretion, shall deem to be necessary for the efficient conduct of the Company business.

          (t) "Percentage Interest" of a Member shall mean and refer to the percentage participation in the Company of such Member as set forth opposite the name of such Member under the column "Percentage Interest" in Exhibit A attached hereto, as such percentage may be adjusted from time to time pursuant to the terms hereof.

          (u) "Term" shall mean and refer to the period of time that the Company shall continue in existence, commencing as of the date hereof and ending on December 31, 2036, unless sooner terminated in accordance with the provisions of paragraph 15 hereof.

     2. Name of Company. The restated name of the Company shall be "Ballantrae Partners, L.L.C.".

     3. Formation of Company. The Members hereby authorize Tucker, Flyer & Lewis, a professional corporation, to act as organizer in order to form the Company under and pursuant to the Act by filing the Certificate on behalf of themselves and any additional or substituted Members. This Agreement is subject to, and governed by, the Act and the Certificate of the Company filed with the Office of the Secretary of State of Delaware. In the event of a direct conflict between the provisions of this Agree-ment and either the mandatory provisions of the Act or the Certificate, such mandatory provisions of the Act or the Certificate (as the case may be) will be controlling.

     4. Company Purposes. The general purposes of the Company are (i) to acquire, own, hold, manage and/or, if and when necessary or desirable, to sell or otherwise dispose of the Company Property (or any portion thereof) for the production of a profit, and (ii) to engage in any and all activities incidental or related to the foregoing or to otherwise engage in any lawful business or activity permitted under the Act.

     5. Principal Office; Registered Office and Registered Agent. The principal office of the Company shall be located at 75 West End Avenue, R12E, New York, New York 10023. The Management Committee may change the principal office of the Company and/or establish additional offices of the Company, either within or without the State of Delaware, as the Management Committee may deem advisable. The registered office of the Company shall be located at c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, located in the County of New Castle. The registered agent (the "Registered Agent") of the Company in the State of Delaware for service of process shall be The Corporation Trust Company, which is a Delaware corporation. The Management Committee may, in its sole and absolute discretion, change the Registered Agent to a person or entity who or which qualifies as a registered agent under the Act.

     6.   Capital Contributions.

          (a) Each Member hereby agrees to contribute to the capital of the Company that sum set forth after the name of such Member in Exhibit A attached hereto, for which such Member shall receive appropriate credit to his or its Capital Account.

          (b) In the event that at any time (or from time to time) additional funds are required by the Company for or in respect of its business or any of its obligations, expenses, costs, liabilities or expenditures for any Company Accounting Year, then the Management Committee, acting for and on behalf of, and in the name of, the Company, shall have the right (but not the obligation) to cause the Company to borrow said additional funds, with interest payable at then-prevailing rates, from com-mercial banks, savings and loan associations and/or other lending institutions or other persons or entities (including Members).

          (c) Except as set forth on Exhibit C, no Member shall be required to make any Capital Contribution to the Company beyond the amounts set forth in this paragraph 6.

          (d) No interest shall accrue or be payable to any Member by reason of his or its Capital Contribution or his or its Capital Account.

          (e) The foregoing provisions of this paragraph 6 are not intended to be for the benefit of any creditor or other person or entity (other than a Member in his or its capacity as a member of the Company) to whom or which any debts, liabilities or obligations are owed by (or who or which otherwise has any claim against) the Company or any of the Members; and no such creditor or other person or entity shall obtain any right under any of the foregoing provision against the Company or any of the Members by reason of any debt, liability or obligation (or otherwise).

          (f) No Member (in his or its capacity as a Member) shall be personally liable for losses, costs, expenses, liabilities or obligations of the Company in excess of his or its Capital Contributions or other obligations required under this paragraph 6, without such Member's prior written consent.

     7.   Allocation of Profit and Loss.

          (a) "Profit" and "Loss" shall, for purposes of this paragraph 7, mean, for each fiscal year of the Company or other period, an amount equal to the Company's taxable income, gain, loss or deduction for such year or period, determined by the Company's certified public accountants in accordance with I.R.C.
Section 703(a), with the following adjustments:

                (i) All income or gain of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profit and Loss pursuant to this subpara-graph 7(a) shall be added to such taxable income, gain, loss or deduction.

               (ii) Any expenditure of the Company described in I.R.C. Section 705(a)(2)(B) or treated as an expenditure de-scribed in such Section and not otherwise taken into account in computing Profit and Loss pursuant to this paragraph 7 shall be subtracted from such taxable income, gain, loss or deduction.

          (b) Subject to the provisions of subparagraph 7(c) hereof, the distributive shares of each item of Profit, Loss, deduction, credit or basis of the Company for any Company Accounting Year or other period shall be allocated among all Members, pro rata, in proportion to their respective Percentage Interests.

          (c) The Company, with the review and concurrence of the Company's certified public accountants, shall allocate taxable income, gain, loss, credit and deduction (or items thereof) arising in any Company Accounting Year in a manner other than as provided in subparagraph 7(b) hereof if, and to the extent that, the allocations otherwise provided under this paragraph 7 would not be permissible under I.R.C. Sections 704(b) and/or 704(c). Any allocation made pursuant to, and in accor-dance with, this subparagraph 7(c) shall be deemed to be a complete substitute for the allocation otherwise provided in subparagraph 7(b) hereof, and no amendment of this Agreement or approval of any Member shall be required with respect thereto, and each Member shall, for all purposes and in all respects, be deemed to have approved any such reasonable allocation, unless such allocation under this subparagraph 7(c) would, or could, have a materially adverse effect on the balance of each Member's Capital Account relative to the balance of each Member's Capital Account had the allocation been made as provided for under subparagraph 7(b) hereof.

          (d) If a Company Interest is transferred or assigned during a Company Accounting Year, that part of any item of Profit, Loss, income, gain, deduction, credit or basis allocated pursuant to this paragraph 7 with respect to the Company Interest so transferred shall, in the reasonable discretion of the Management Committee, either (i) be based on segmentization of the Company Accounting Year between the transferor and the transferee or (ii) be allocated between the transferor and the transferee in proportion to the number of days in such Company Accounting Year during which each owned such Company Interest, as disclosed by the Company books and records.

     8. Distributions of Net Cash Flow. Except to the extent that Net Cash Flow shall be distributed upon the termination of the Company pursuant to subparagraph 15(b) hereof, the Net Cash Flow of the Company shall be paid or distributed annually during each Company Accounting Year (or more or less frequently if the Management Committee shall, in its sole discretion, deem advisable) to the Members, pro rata, in proportion to their respective Percentage Interests.

     9.   Resignation; Return of Capital.

          (a) Notwithstanding anything expressly or implicitly to the contrary provided under the Act, including specifically the provisions of Section 18-603 thereof, no Member shall have the right, power or authority to resign from the Company and withdraw his or its Capital Contribution therefrom or to demand and receive property of the Company or any distribution in return for his or its Capital Contribution prior to the expiration of the Term; provided, however, that, following the expiration of the Term, any Member, upon ninety (90) days' written notice by such Member to the Management Committee, shall be entitled to receive a distribution equal to the "fair value" of his or its Interest as of the date of resignation, provided that the Company Assets are then sufficient to cover all of the Company's liabilities, both fixed and contingent, including liabilities to Members in respect of their Capital Accounts. For purposes of this paragraph 9, the term "fair value" shall conclusively be deemed to mean the "Fair Market Value" of the Interest of the resigning Member, as defined and determined in accordance with the provisions of paragraph 16 hereof. Other than in dissolution of the Company, upon the resignation of a Member and the payment of "fair value" to such Member, the Percentage Interest of such Member shall be allocated among all other Members, pro rata, in proportion to their respective Percentage Interests. Neither the Management Committee nor any of its directors, officers or stockholders shall under any circumstances have any personal liability whatsoever with respect to the payment of "fair value" to any withdrawing Member under this paragraph 9.

          (b) In the event that any Member (the "Withdrawing Member") resigns or otherwise withdraws from the Company in breach of this Agreement, including specifically, the provisions of subparagraph 9(a) above, such resignation or withdrawal shall, ipso facto, without any further action by the Company or any Members, constitute a default by the Defaulting Member under this Agreement, for which the Company and the other Members shall have all of their rights and remedies, at law or in equity, under this Agreement or under applicable law, including, without limitation, the right to recover damages from the Withdrawing Member, which damages may offset the amount otherwise distributable to the Withdrawing Member under the provisions of subparagraph 9(a) above.

     10.  Legal Title to Company Assets.

          (a) Legal title to the Company Assets shall be held in the name of the Company or in any other manner which the Management Committee determines to be in the best interests of the Company. Without limiting the foregoing grant of authority, the Management Committee may take and hold title or arrange to have title taken and held in the name of others, as trustees or nominees for and on behalf of the Company.

          (b) It is expressly understood and agreed that the manner of holding title to the Company Property (or any part thereof) and the other Company Assets (or any part thereof) is solely for the convenience of the Company. Accordingly, the spouse, heirs, executors or administrators, distributees, directors, officers, stockholders, successors or assigns of any Member shall have no right, title or interest in or to any of the Company Property and/or the other Company Assets by reason of the manner in which title is held; rather, the Company Property and the other Company Assets shall be subject to the terms of this Agreement. It is further understood and agreed that any Member's Interest shall be considered personalty and not a real property interest. Accordingly, no Member shall have the right to request a partition of the Company Property (or any part thereof) or any other Company Assets (or any part thereof).

     11.  Management; Indemnification.

          (a) (i) No Member (in his or its capacity as a member of the Company) shall have or exercise any rights in connection with the management of the Company business. The management of the Company and the Company business shall in every respect be the full, exclusive and complete responsibility of the Management Committee, which shall have all rights, powers and authorities permitted by the laws of the State of Delaware, and all decisions made for and on behalf of the Company by the Management Committee shall be binding upon the Company. The Management Committee (acting for and on behalf of the Company), in extension and not in limitation of the rights and powers given it by law or by the other provisions of this Agreement, shall, in its reasonable discretion, have the full and entire right, power and authority, in the management of the Company business, to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purposes of the Company. In furtherance (but not in limitation) of the foregoing, the Management Committee may by resolution designate one (1) or more persons, whose execution of documents and other actions taken on behalf of the Company shall bind the Company; provided, however, that any such resolution may be rescinded by the vote of two-thirds (2/3) of the members of the Management Committee.

               (ii)  In furtherance of the provisions of
subparagraph 11(a)(i) hereof, the Management Committee shall, in the exercise of its reasonable discretion, have the right, power and authority (without regard to the Term), acting for and on behalf of the Company, to enter into and execute any contract, agreement, mortgage or other instrument or document required or otherwise appropriate to sell, pledge or convey the Company Property (or any substantial portion thereof) and to carry on any and all other activities related to the business of the Company, to borrow money and execute promissory notes (including notes which confess judgment), to secure the same by mortgage (which term "mortgage" is hereby defined for all purposes of this Agree-ment to include deeds of trust, financing statements, chattel mortgages, pledges, conditional sales contracts and similar security agreements) upon the Company Property (or any other Company Assets), to renew or extend any and all such loans or notes, and to convey the Company Property (or any other Company Assets) in fee simple by deed, mortgage or otherwise.

          (b) In furtherance of the provisions of this paragraph 11, the Management Committee may contract with any person or entity, including, without limitation, any of the Members, any entity in which any of the Members may have an interest and/or any affiliated or related entity, at reasonable and competitive rates of compensation, commission or remuneration, for the performance of any and all services which may at any time be necessary, proper, convenient or advisable to carry on the business of the Company.

          (c) (i) The members of the Management Committee shall be indemnified and held harmless by the Company from and against any and all claims, demands, liabilities, costs, damages and causes of action, of any nature whatsoever, arising out of or incidental to the Management Committee's management of the Company's affairs, or as otherwise permitted under the Act, except where the claim at issue is based upon the material and adverse breach by the Management Committee (or its members) of any material provision of this Agreement.

               (ii)  The indemnification authorized by this
subparagraph 11(c) shall include, but not be limited to, payment of (A) reasonable attorneys' fees or other expenses incurred in connection with settlement or in any finally-adjudicated legal proceeding, and (B) the removal of any liens affecting any property of the indemnitee.

                (iii) The indemnification rights contained in this subparagraph 11(c) shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the Management Committee shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnifications shall be made solely and entirely from the Company Assets, and no Member shall be personally liable to the indemnitee under this subparagraph 11(c). Furthermore, the provisions of this subparagraph 11(c) are not intended to be for the benefit of any creditor or other person or entity to whom or which any debts, liabilities or obligations are owed by (or who or which otherwise has a claim against) the indemnitee; and no such creditor or other person or entity shall obtain any right under the provisions of this subparagraph 11(c) against the Company or any of the Members by reason of any debt, liability or obligation of (or other claim against) the indemnitee.

          (d) The members of the Management Committee and/or any Member shall be fully and entirely reimbursed by the Company for any and all reasonable out-of-pocket costs and expenses incurred by the Management Committee or any such Member (as the case may be) in direct connection with the formation of the Company, the acquisition or disposition of any of the Company Assets, the financing or refinancing of any Company indebtedness and/or the management and supervision of the Company business; provided, however, that, with respect to any such reimbursement, the Management Committee or any such Member (as the case may be) shall present the Company with such invoices, in such detail and with such receipts, as are reasonably necessary to substantiate such out-of-pocket costs and expenses.

          (e) Notwithstanding anything to contrary contained in this Agreement, including specifically, the provisions of para-graph 13 hereof, it is understood and agreed that the prior written consent of Members owning one hundred percent (100%) of the total Percentage Interests shall be required for (i) the sale, exchange, pledge or other disposition of the Company Property (or any portion thereof); (ii) the acquisition of any additional Company Property; (iii) the voting of any securities that constitute Company Property; (iv) the incurrence of any indebtedness (secured or unsecured) by the Company; or (v) the incurrence of any obligation, liability or contingent liability in excess of $10,000.

     12.  Bank Accounts, Accounting and Records.

          (a) The funds of the Company shall be deposited in such separate Company Federally-insured bank account or accounts as shall be determined by the Management Committee.

          (b) The books and records of the Company shall be kept, and the financial condition and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for Federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The fiscal year of the Company for financial reporting and for Federal income tax purposes shall be the Company Accounting Year.

          (c) The Company shall keep at its principal office or at such other or additional offices (either within or without the State of Delaware) as the Management Committee shall deem advisable (i) books and records setting forth a current list of the full name and last known address of each Member, (ii) a copy of the Certificate and this Agreement, and all amendments thereto, (iii) copies of the Company's Federal, state and local income tax returns and personal property or intangible property tax returns, if any, for the three (3) most recent Company Accounting Years, (iv) copies of any financial statements of the Company for the three (3) most recent Company Accounting Years, which reflect the Company's state of business and financial condition during such periods and (v) any other information and/or records required by the Act. Each Member (and his or its duly authorized representative) shall have access to the books and records of the Company and the right to inspect and copy them, provided such request is reasonable, is done at reasonable hours and is done at such Member's personal expense.

          (d) The Company may make all elections for Federal income tax purposes upon the decision of the Management Committee; provided, however, that, in case of a transfer of all or part of the Interest of any Member or the distribution to a Member by the Company of its property, the election pursuant to I.R.C. Sections 734, 743 and 754 to adjust the basis of the Company Assets shall be timely made.

     13.  Assignability of Interests.

          (a) Subject to the provisions of subparagraph 13(b) hereof, no Member shall sell, assign, transfer, convey, encumber, pledge or in any way alienate all or any part of his or its legal or beneficial Interest in the Company (each, a "Transfer"), without the prior written consent of the Management Committee (which consent may be granted or withheld in the sole and absolute discretion of the Management Committee).
Notwithstanding the foregoing or anything to the contrary contained herein, a permitted assignee of a Member shall not become a substituted Member unless: (i) the assigning Member so provides in the instrument of assignment, (ii) the assignee agrees in writing to be bound by the provisions of this Agreement, and (iii) the assigning Member, the assignee and any other required signatory parties execute an amendment to this Agreement and execute and record an amendment to the Certificate (if necessary and appropriate), each of which shall reflect, among other things, the admission of the assignee as a substitute Member and the withdrawal of the assigning Member from the Company.

          (b) Notwithstanding anything contained in this Agree-ment to the contrary, it is expressly understood and agreed that no Transfer of any Interest in the Company (or any part thereof) and no substitution of a Member, shall be permitted under any circumstances whatsoever if such Transfer and/or substitution would, or could, (i) jeopardize the limited liability status of the Company for Federal and state income tax purposes; or (ii) cause a termination of the Company within the meaning of I.R.C.
Section 708(b); or (iii) violate or cause the Company to violate the rules or regulations of the Maine Bureau of Insurance; or
(iv) violate or cause the Company to violate, any state or Federal securities law or any other applicable law or governmental rule or regulation.

          (c) Notwithstanding anything to the contrary contained in this Agreement, the Management Committee shall not have the right to admit additional Members to the Company without the prior written consent of all of the Members. Any authorized admission of additional Members under this subparagraph 13(c) (as opposed to an assignment of an existing Interest under subparagraph 13(a) hereof) shall dilute, pro rata, all Interests of the Members existing at the time of such admission.

          (d) Unless named in this Agreement or otherwise admitted to the Company in accordance with the terms of this Agreement, no person or entity shall be considered a Member. The Company, each Member and any other person or entities having business with the Company need deal only with Members so named or so admitted; they shall not be required to deal with any other person or entity by reason of an assignment by a Member or by reason of the death or termination of a Member, except as other-wise provided in this Agreement. In the absence of the substitu-tion (as provided herein) of a Member for an assigning or de-ceased Member, any payment to a Member or to its legal representatives shall acquit the Company and the Management Committee of all liability to any other persons or entities who or which may be interested in such payment by reason of an assignment by, or the death or termination of, such Member. It is understood and agreed that the Management Committee shall not admit additional Members (in contrast to substituted Members pursuant to subparagraph 13(a) hereof) to the Company without the unanimous written consent of all of the Members.

          (e) Except as otherwise provided herein, no Member shall dispose of any part or all of his or her Interest without first giving to the other Members (hereinafter referred to collectively as the "Offeree Members"), at least fifteen (15) days in advance of such proposed disposition, written notice of his or her intention to make such disposition. No such notice shall be given unless and until the Member desiring to make such disposition (hereinafter referred to as the "Offering Member") shall have obtained a Bona Fide Offer to purchase all (but not less than all) of the Offering Member's Interest. A true copy of the Bona Fide Offer, setting forth all the terms and conditions of the proposed purchase, with the names and addresses of the proposed purchaser(s), shall be attached to such written notice. For a period of fifteen (15) days from the receipt of such written notice (the "Exercise Period"), the Offeree Members, pro rata, in proportion to their respective Percentage Interests (unless they agree upon another proportion), shall have the option (but not the obligation) to purchase the Offering Member's entire Interest at the same price and upon the same terms and conditions as are set forth in the Bona Fide Offer. Such option shall be exercised by giving written notice thereof to the Offering Member. In the event that the Offeree Members (or any of them) do not give written notice of their (or his or her intent) to exercise the option prior to the expiration of the Exercise Period, then the Offering Member shall be free to make such disposition; provided, however, that such disposition shall be made within thirty (30) days after the expiration of the Exercise Period and in strict accordance with the terms and conditions of such Bona Fide Offer. In the event that the Offering Member's Interest is not so disposed of within said thirty (30)-day period, the provisions of this subparagraph 13(e) shall again be applicable and must be complied with.

     14. Bankruptcy of a Member. In the event of the Bankruptcy of a Member (the "Bankrupt Member"), and in the further event that the other Members (or the requisite percentage thereof) elect to continue the Company and the Company business pursuant to subparagraph 15(a)(i) hereof (the "Continuing Members"), then the Continuing Members (pro rata, in proportion to their respective Percentage Interests, unless they agree upon another proportion) shall have the option (but not the obligation), exercisable by giving notice thereof to the Bankrupt Member or to his or its trustee in Bankruptcy, guardian, receiver or other legal representative, to purchase all (but not less than all) of the Bankrupt Member's Interest, within sixty (60) days after the event of such Bankruptcy, at a price equal to the "fair value" of the Bankrupt Member's Interest as of the date of such Bankruptcy.

For purposes of this paragraph 14, the term "fair value" shall conclusively be deemed to mean the Fair Market Value of the Bankrupt Member's Interest, as determined in accordance with the provisions of paragraph 16 hereof between the Continuing Members and the legal representative of the Bankrupt Member. Within sixty (60) days after the determination of the Fair Market Value of the Bankrupt Member's Interest in accordance with the procedures set forth in paragraph 16 hereof, the Continuing Members shall give notice to the legal representative of the Bankrupt Member of their decision as to the exercise of the aforesaid option. If such option is exercised by any of the Continuing Members, settlement shall be held within thirty (30) days from the date of such exercise. The terms of payment for the purchase of the Bankrupt Member's Interest shall be all cash, unless otherwise agreed upon by the respective parties.

     15.  Dissolution and Termination of Company.

          (a) The Company shall be dissolved, the Company Assets shall be disposed of, and its affairs wound up, upon the earliest to occur of the following events:

               (i) the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member, or any other event that terminates the continued membership of a Member in the Company under the Act; provided, however, that, if, within ninety
(90) days after such event, the other Members owning at least fifty-one percent (51%) of the total Percentage Interests elect to continue the Company and the Company business, then (A) the Company shall not be dissolved; (B) the Company and the Company business shall be continued; and (C) this Agreement shall be amended to reflect such continuation; provided further, however, that the Company shall not be continued by fewer than two (2) Members; or

               (ii)      the unanimous written consent of the
Members; or

               (iii)     the expiration of the Term; or

               (iv)      the entry of a decree of judicial
dissolution under the Act; or

               (v)       the occurrence of any other event
causing the dissolution of a limited liability company under the laws of the State of Delaware.

          (b) The Company shall terminate when all the Company Assets have been disposed of (except for any liquid assets not so disposed of), and the net proceeds therefrom, as well as any other liquid or illiquid assets of the Company, shall, unless otherwise required by the Act, be distributed as follows: (i) first, to the creditors of the Company for the payment or due provisions for the liabilities of the Company (including loans, if any, to the Company from Members), and (ii) second, to the Members, pro rata, in accordance with their respective positive Capital Account balances (after the allocation of all items of profit, gain, loss, deduction, credit and deduction (or items thereof) under and pursuant to paragraph 7 hereof).

     16. Valuation of Interest. For purposes of this Agreement, the "Fair Market Value" of any Interest shall be determined based on the price which would be paid by a willing buyer to a willing seller in an arms'-length transaction for the purchase of such Interest, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance of any kind whatsoever other than this Agreement (the "Subject Interest"), as such price may be mutually determined by the interested Members (or groups of interested Members), or, if the interested Members (or groups of interested Members) cannot mutually agree upon such price within fifteen (15) days after any event triggering a purchase of the Subject Interest pursuant to this Agreement, the Fair Market Value of the Subject Interest shall be determined as follows: each interested Member (or group of interested Members) shall promptly appoint an appraiser, who or which shall determine mutually the Fair Market Value of the Subject Interest, for purposes of an all-cash sale; provided, however, that, in the event the two (2) appraisers cannot agree upon the Fair Market Value of the Subject Interest, the two (2) appraisers shall together appoint a third (3rd) appraiser to appraise the Subject Interest. All appraisers appointed hereunder shall be qualified by experience and ability to appraise the Subject Interest; and the fees and other costs of each of the first two (2) appraisers shall be borne by the interested Member(s) (or group(s) of interested Members) appoint-ing each such appraiser, with the fees and other costs of the third (3rd) appraiser being shared equally by the interested Members (or groups of interested Members). The Fair Market Value determined by the first two (2) appraisers or the third (3rd) appraiser, as the case may be, shall be used to determine the purchase price of the Subject Interest; provided, however, that, if the Fair Market Value determined by the third (3rd) appraiser is more than the higher of the first two (2) appraisals, the higher of the first two (2) appraisals shall govern; and provided, further, that if the Fair Market Value determined by the third (3rd) appraiser is less than the lower of the first two
(2) appraisals, the lower of the first two (2) appraisals shall govern.

     17.  Mandatory Buy-Sell.

          (a) Notwithstanding anything to the contrary contained in this Agreement, in the event that, at any time from and after the effective date of this Agreement, the Members are unable to agree (pursuant to paragraph 11(e)(iii) hereof) on the voting of any securities that constitute Company Property for at least two successive annual or special meetings of stockholders relating to such securities, then any Member (hereinafter in this paragraph 17 referred to as the "Offeror") may send written notice (the "Offer Notice") to the other Members (such other Members being hereinafter in this subparagraph 17 collectively referred to as the "Offeree Group"), stating a price per Percentage Interest (the "Offered Price") and offering (at the option of the Offeree Group) either (i) to purchase all (but not less than all) of the Interests of the Offeree Group at the Offered Price, or (ii) to sell all (but not less than all) of his Interest to the Offeree Group at the Offered Price. Simultaneously with the sending of the Offer Notice, the Offeror shall deposit in escrow by good check with the Company's certified public accountants (hereinafter referred to as the "Escrow Agent"), who or which shall act as a bona fide escrow agent, an amount equal to five percent (5%) of the total purchase price offered for all of the Interests of the Offeree Group.

          (b) Within ninety (90) days after the Offer Notice is given by the Offeror to each member of the Offeree Group (the "Election Period"), the members of the Offeree Group shall elect one of the following alternatives: (i) the members of the Offeree Group, pro rata, in proportion to their respective Percentage Interests (unless the members of the Offeree Group agree upon another proportion), shall purchase all (but not less than all) of the Offeror's Interest at the Offered Price; provided, however, that so long as one or more the members of the Offeree Group elect in the aggregate to purchase all of the Offeror's Interest (the "Purchasing Members"), the Offeree Group shall be deemed to have elected the purchase alternative under this subparagraph 17(b)(i), and provided further that, in such event, the nonpurchasing members of the Offeree Group (if any) shall retain their respective Interests, or (ii) each member of the Offeree Group shall sell all (but not less than all) of his respective Interest to the Offeror at the Offered Price. Said election shall be made by the Offeree Group by sending written notice to Offeror and to the Escrow Agent. In the event that the Offeree Group elects to purchase all (but not less than all) of the Offeror's Interest under alternative (i) above, then, simultaneously with the sending of such written notice, (A) the Offeree Group (or, if applicable, the Purchasing Members) shall deposit in escrow with the Escrow Agent an aggregate amount equal to five percent (5%) of the total price for the Offeror's entire Interest and (B) the Members shall authorize and direct the Escrow Agent promptly to return to the Offeror the deposit placed by Offeror in escrow pursuant to subparagraph 17(a) hereof. The failure or refusal by the Offeree Group to elect either alternative afforded the members thereof under and pursuant to this subparagraph 17(b) and/or the failure or refusal by the Offeree Group (or any member thereof) to comply fully, within the prescribed time periods, with all provisions of this subparagraph 17(b), shall be conclusively deemed for purposes of this subparagraph 17(b) to constitute an election to sell all (but not less than all) of the aggregate Interests of the Offeree Group to the Offeror at the Offered Price.

          (c) Settlement shall be held on a purchase of Interests under this paragraph 17 at a location designated by the purchasing Member(s) within the New York City metropolitan area at such time and date as shall be specified in a written notice sent by the purchasing Member(s), which date shall be within sixty (60) days after the expiration of the Election Period or within sixty (60) days after the election by the Offeree Group by written notice specified in subparagraph 17(b) hereof, whichever occurs sooner. At settlement on a purchase of Interests by the purchasing Member(s) under this paragraph 17, the selling Member(s) shall deliver to the purchasing Member(s) an amendment to this Agreement to reflect the sale of the Interest(s) of the selling Member(s) and their withdrawal from the Company, and the purchasing Member(s) shall deliver to the selling Member(s), in immediately-available funds, the entire purchase price for the Interest(s) being conveyed (less the amount previously placed in escrow, which amount shall be released by the Escrow Agent at settlement to the Member(s) whose Interest(s) is (are) being so conveyed).

          (d) In the event that the purchasing Member(s) fail(s) to settle on the purchase of all (but not less than all) of the Interests of the selling Member(s) in accordance with the provisions of subparagraph 17(c) hereof for any reason whatsoever other than a default by the selling Member(s), then there shall be paid to the selling Member(s) as fixed, agreed and liquidated damages (and not as a penalty) of the purchasing Member(s), the amount of the deposit (plus any and all accrued interest thereon) held by the Escrow Agent. In addition to, and not in limitation of, the foregoing provisions of this subparagraph 17(d), the selling Member(s) (the "New Offeror(s)") shall have the right (i) to purchase all (but not less than all) of the Interest(s) of the defaulting Member(s) at a price equal to the Offered Price set forth in the Offer Notice sent by the Offeror pursuant to subparagraph 17(a) hereof, which election shall be made by sending written notice to the defaulting Member(s) within thirty
(30) days after such default, or (ii) to avail himself of any legal and/or equitable rights and remedies (including, without limitation, the right of specific performance) which the New Offeror(s) may have at law or in equity. In the event that the New Offeror(s) elect(s) to purchase all (but not less than all) of the Interests of the defaulting Member(s) under alternative
(i) above, then settlement under this subparagraph 17(d) shall be held at a location designated by the purchasing Member(s) within the New York City metropolitan area at such time and date as shall be specified in a written notice sent by the New Offeror(s), which date shall be within sixty (60) days after the expiration of the aforesaid thirty (30)-day period in accordance with all of the terms and provisions of subparagraph 17(c) hereof.

          (e) Upon the sale of Interests in the Company pursuant to this paragraph 17, the purchasing Member(s) shall indemnify the selling Member(s) for, and hold the selling Member(s) harmless against, any loss, liability or expense arising in connection with the Company, including, without limitation, legal fees and any liability arising out of or in connection with any endorsement or other guarantee of any indebtedness or lease of the Company. In addition, at closing on a sale under this paragraph 17, the selling Member(s), on the one hand, and the purchasing Member(s) and the Company, on the other hand, shall release each other from any and all of their respective claims against or involving the Company.

     18.  Miscellaneous Provisions.

          (a) The Members hereby agree to execute and deliver all documents (subject to the provisions of subparagraph 18(d) and (e) hereof), provide all information and take or refrain from all such action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement and the Certificate.

          (b) Except as expressly provided in this Agreement, nothing contained herein shall be construed to constitute any Member the agent of any other Member hereof or to limit in any manner the Members in the carrying on of their own respective businesses or activities.

          (c) All notices provided for herein shall be in writing, hand delivered, with receipt therefor, or sent by certified or registered mail, return receipt requested, and first-class postage prepaid, or by overnight courier, to the address of the Member as shown in Exhibit A, unless notice of a change of address is given to the Company pursuant to the provisions of this subparagraph 18(c). Any notice which is required to be given within a stated period of time shall be considered timely if delivered or postmarked before midnight of the last day of such period. Any notice made hereunder shall be deemed effective for all purposes and in all respects when sent (or given) to any Member at the address set forth in Exhibit A hereof, or at such other address specified by a Member for which notice has been received by the Company in accordance with this subparagraph 18(c).

               (ii) Where the consent or approval of any Member is required by this Agreement, the failure of such Member to respond (either affirmatively or negatively) in writing to any notice given by the Management Committee requesting such approval within ten (10) business days after the date such notice was received shall be conclusively deemed the consent or approval of such Member.

          (d) Any amendment to this Agreement or the Certificate shall require the approval or consent of the Members owning one hundred percent (100%) of the Percentage Interests.

          (e) Each Member hereby irrevocably makes, constitutes and appoints the Management Committee as his or its true and lawful attorney-in-fact and agent with full power and authority in his or its name, place and stead to make, execute, sign, acknowledge, deliver, file and record with respect to the Company the following:

               (i)  All conveyances and other instruments,
certificates or documents which the Management Committee deems appropriate to effect, evidence and/or reflect any sales or transfers by, or the dissolution, termination and/or liquidation of, the Company, including any sales or Transfer of Interests in the Company pursuant to this Agreement; and

                (ii) All such other instruments, documents and certificates which may from time to time be required by the Company, its mortgage lenders, the Internal Revenue Service, the State of Delaware, the United States of America, or any political subdivision within which the Company conducts its business, to effectuate, implement, continue and defend the valid and continuing existence of the Company as a limited liability company and to carry out the intention and purpose of this Agreement.

          (f) Notwithstanding anything to the contrary contained in this Agreement or set forth under the Act, each Member acknowledges and agrees, on behalf of itself and its directors, officers, stockholders, and other affiliates, that it has fiduciary duties to the Company and the other Members with respect to the business of the Company and the performance of such Member's activities in connection therewith.

          (g) This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

          (h) This Agreement shall inure to the benefit of and bind the parties hereto, their estates, heirs, personal or legal representatives, successors and, subject to the provisions of paragraph 13 hereof, assigns.

          (i) Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement their proper meanings.

          (j) This Agreement and Exhibits A, B and C attached hereto and the Certificate set forth all (and are intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company's business and the Company Assets, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, except as set forth herein.

          (k) If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

          (l) This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person or entity will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. In furtherance of and not in limitation of the foregoing, nothing contained in this Agreement is intended to be for the benefit of any creditor or other person or entity (other than a Member in his or its capacity as a Member) to whom or which any debts, liabilities or obligations are owed by (or who or which otherwise has any claim against) the Company or any of the Members; and no such creditor or other person or entity shall obtain any right hereunder against the Company or any of the Members by reason of any debt, liability or obligation (or otherwise).

          (m) This Agreement may be executed in several counter-parts, each of which will be deemed an original but all of which together will constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

                              MEMBERS:



                              GUNTY & CO.,
                                a Delaware corporation


                              By:/s/ Murry N. Gunty
                                 Murry N. Gunty, President



                              /s/ Jonathan S. Kern
                              JONATHAN S. KERN



                              /s/ Deborah L. Harmon
                              DEBORAH L. HARMON



                            EXHIBIT A
                               TO
    AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                               OF
                   BALLANTRAE PARTNERS, L.L.C.


                                  Initial
                                  Capital            Percentage
Members                         Contribution          Interest

Gunty & Co.                        $187,000            33.33%
75 West End Avenue
R-12E
New York, New York  10023

Deborah L. Harmon                  $187,000            33.33%
1650 Tysons Boulevard
Suite 1600
McLean, Virginia  22102

Jonathan S. Kern                   $187,000            33.33%
1650 Tysons Boulevard
Suite 1600
McLean, Virginia  22102
                                   ________            ______

          TOTAL                    $561,000            100.0%



                            EXHIBIT B
                               TO
    AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                               OF
                   BALLANTRAE PARTNERS, L.L.C.

                        Company Property



     All of the Company's legal and beneficial right, title and interest in and to the following:

     1. Shares of Common Stock of North East Insurance Company, a Maine corporation, pursuant to that certain Purchase Agreement dated as of May 14, 1996, by and among the Company, Bernhard
Gershuny and Stephen F. Dubord as Trustee.



                            EXHIBIT C
                               TO
    AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                               OF
                   BALLANTRAE PARTNERS, L.L.C.

                Additional Capital Contributions



     The Members agree to make the following additional Capital Contributions to the Company, if and only if all of the Closing Conditions of that certain Purchase Agreement dated as of May 14, 1996, by and among the Company, Bernhard Gershuny and Stephen F. Dubord as Trustee (as defined therein) are satisfied not later than December 31, 1996.


                                                      Capital
Member                                              Contribution

Gunty & Co.                                           $140,000

Deborah L. Harmon                                     $140,000

Jonathan S. Kern                                      $140,000